Exhibit 5.1









                                 June 3, 1996


Board of Directors
Crossmann Communities, Inc.
9202 North Meridian Street
Indianapolis, Indiana  46260

Gentlemen:

          We have acted as counsel to Crossmann Communities, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 47,619 Common Shares of the Company (the "Common Shares"), and an indeterminate amount of participation interests, which are subject to issuance pursuant to the Crossmann Communities, Inc. 401(k) Profit Sharing Plan (the "Plan").

       In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate and other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. the Company's Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of the State of Indiana on June 3, 1996 to be a true and complete copy thereof;

     2. a Certificate of Existence from the Secretary of State of the State of Indiana relating to the Company dated May 29, 1996;

     3.  the Bylaws of the Company as amended to date;

     4. resolutions relating to the Plan and the Common Shares adopted by the Company's Board of Directors (the "Resolutions");


     5.  a specimen certificate representing the Common Shares;

     6.  the Registration Statement;

     7.  the Plan; and

     8.  the summary plan description related to the Plan.

We also have relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or other copies; (ii) that the Common Shares will be issued pursuant to the terms of the Registration Statement and the Plan; (iii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Common Shares; and
(iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Common Shares.

       Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Company's Common Shares to be issued pursuant to the terms of the Plan are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Shares have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Common Shares will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,

/s/ Ice Miller Donadio and Ryan
Ice Miller Donadio and Ryan

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